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EXHIBIT 1A-1

BROKER-DEALER SERVICES AGREEMENT WITH

DALMORE GROUP LLC

_____________________________________________________________________________

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Broker-Dealer Agreement

This agreement (together with exhibits and schedules, the “Agreement”) is entered into by and between Armed Forces Brewing Company, Inc. (“Client”), a Delaware Corporation, and Dalmore Group, LLC., a New York Limited Liability Company (“Dalmore”). Client and Dalmore agree to be bound by the terms of this Agreement, effective as of 2-23-2021 (the “Effective Date”):

Whereas, Dalmore is a registered broker-dealer providing services in the equity and debt securities market, including offerings conducted via SEC approved exemptions such as Reg D 506(b), 506(c), Regulation A+, Reg CF and others;

Whereas, Client is offering securities directly to the public in an offering exempt from registration under Regulation A (the “Offering”); and

Whereas, Client recognizes the benefit of having Dalmore as a service provider for investors who participate in the Offering (“Investors”).

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Appointment, Term, and Termination

a.Client hereby engages and retains Dalmore to provide operations and compliance services at Client’s discretion.

b.The Agreement will commence on the Effective Date and will remain in effect for a period of twelve (12) months and will renew automatically for successive renewal terms of twelve (12) months each unless any party provides notice to the other party of non-renewal at least sixty (60) days prior to the expiration of the current term. If Client defaults in performing the obligations under this Agreement, the Agreement may be terminated (i) upon sixty (60) days written notice if Client fails to perform or observe any material term, covenant or condition to be performed or observed by it under this Agreement and such failure continues to be unremedied, (ii) upon written notice, if any material representation or warranty made by either Provider or Client proves to be incorrect at any time in any material respect, (iii) in order to comply with a Legal Requirement, if compliance cannot be timely achieved using commercially reasonable efforts, after providing as much notice as practicable, or (iv) upon thirty (30) days’ written notice if Client or Dalmore commences a voluntary proceeding seeking liquidation, reorganization or other relief, or is adjudged bankrupt or insolvent or has entered against it a final and unappeable order for relief, under any bankruptcy, insolvency or other similar law, or either party executes and delivers a general assignment for the benefit of its creditors. The description in this section of specific remedies will not exclude the availability of any other remedies. Any delay or failure by Client to exercise any right, power, remedy or privilege will not be construed to be a waiver of such right, power, remedy or privilege or to limit the exercise of such right, power, remedy or privilege. No single, partial or other exercise of any such right, power, remedy or privilege will preclude the further exercise thereof or the exercise of any other right, power, remedy or privilege.

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All terms of the Agreement, which should reasonably survive termination, shall so survive, including, without limitation, limitations of liability and indemnities, and the obligation to pay Fees relating to Services provided prior to termination.

2.Services. Dalmore will perform the services listed on Exhibit A attached hereto and made a part hereof, in connection with the Offering (the “Services”). Unless otherwise agreed to in writing by the parties.

3.Compensation. As compensation for the Services, Client shall pay to Dalmore a fee equal to 5% on the aggregate amount raised by the Client. This will only start after FINRA Corporate Finance issues a No Objection Letter for the offering. Client authorizes Dalmore to deduct the fee directly from the Client’s third party escrow or payment account.

As additional compensation for the Services, Client shall grant to Dalmore five-year warrants to acquire at no cost, with cashless exercise provisions, a number of shares or other equity equal to 3% of the aggregate amount raised by the Client. Sample Warrant is attached as Exhibit B.

There will also be a one time advance payment for out of pocket expenses of $5,000. Payment is due and payable upon execution of this agreement. The advance payment will cover expenses anticipated to be incurred by the firm such a preparing the FINRA filing, due diligence expenses, working with the Client’s SEC counsel in providing information to the extent necessary, and any other services necessary and required prior to the approval of the offering. The firm will refund a portion of the payment related to the advance to the extent it was not used, incurred or provided to the Client.

The Client shall also engage Dalmore as a consultant to provide ongoing general consulting services relating to the Offering such as coordination with third party vendors and general guidance with respect to the Offering. The Client will pay a one time Consulting Fee of $5,000 which will be due and payable immediately after FINRA issues a No Objection Letter.

4.Regulatory Compliance

a.Client and all its third party providers shall at all times (i) comply with direct requests of Dalmore; (ii) maintain all required registrations and licenses, including foreign qualification, if necessary; and (iii) pay all related fees and expenses (including the FINRA Corporate Filing Fee), in each case that are necessary or appropriate to perform their respective obligations under this Agreement. Client shall comply with and adhere to all Dalmore policies and procedures.

FINRA Corporate Filing Fee for this $7,500,000, best efforts offering will be $1,625.00 and will be a pass-through fee payable to Dalmore, from the Client, who will then forward it to FINRA as payment for the filing. This fee is due and payable prior to any submission by Dalmore to FINRA.

b.Client and Dalmore will have the shared responsibility for the review of all documentation related to the Transaction but the ultimate discretion about accepting a client will be the sole decision of the Client. Each Investor will be considered to be that of the Client’s and

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NOT Dalmore.

c.Client and Dalmore will each be responsible for supervising the activities and training of their respective sales employees, as well as all of their other respective employees in the performance of functions specifically allocated to them pursuant to the terms of this Agreement.

d.Client and Dalmore agree to promptly notify the other concerning any material communications from or with any Governmental Authority or Self Regulatory Organization with respect to this Agreement or the performance of its obligations, unless such notification is expressly prohibited by the applicable Governmental Authority.

5.Role of Dalmore. Client acknowledges and agrees that Client will rely on Client’s own judgment in using Dalmore’ Services. Dalmore (i) makes no representations with respect to the quality of any investment opportunity or of any issuer; (ii) does not guarantee the performance to and of any Investor; (iii) will make commercially reasonable efforts to perform the Services in accordance with its specifications; (iv) does not guarantee the performance of any party or facility which provides connectivity to Dalmore; and (v) is not an investment adviser, does not provide investment advice and does not recommend securities transactions and any display of data or other information about an investment opportunity, does not constitute a recommendation as to the appropriateness, suitability, legality, validity or profitability of any transaction. Nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship of any kind.

6.Indemnification.

a.Indemnification by Client. Client shall indemnify and hold Dalmore, its affiliates and their representatives and agents harmless from, any and all actual or direct losses, liabilities, judgments, arbitration awards, settlements, damages and costs (collectively, “Losses”), resulting from or arising out of any third party suits, actions, claims, demands or similar proceedings (collectively, “Proceedings”) to the extent they are based upon (i) a breach of this Agreement by Client, (ii) the wrongful acts or omissions of Client, or (iii) the Offering.

b.Indemnification by Dalmore. Dalmore shall indemnify and hold Client, Client’s affiliates and Client’s representatives and agents harmless from any Losses resulting from or arising out of Proceedings to the extent they are based upon (i) a breach of this Agreement by Dalmore or (ii) the wrongful acts or omissions of Dalmore or its failure to comply with any applicable federal, state, or local laws, regulations, or codes in the performance of its obligations under this Agreement.

c.Indemnification Procedure. If any Proceeding is commenced against a party entitled to indemnification under this section, prompt notice of the Proceeding shall be given to the party obligated to provide such indemnification. The indemnifying party shall be entitled to take control of the defense, investigation or settlement of the Proceeding and the indemnified party agrees to reasonably cooperate, at the indemnifying party's cost in the ensuing investigations, defense or settlement.

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7.Notices. Any notices required by this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, or faxed or emailed to the other parties hereto at such addresses as such other parties may designate from time to time for the receipt of such notices. Until further notice, the address of each party to this Agreement for this purpose shall be the following:

If to the Client:

Armed Forces Brewing Company, Inc.

1420 Catlyn Place

Annapolis, MD 21401

Tel: 410-999-4117

Attn: Alan Beal, CEO

alan@seawolfbrewery.com

If to Dalmore:

Dalmore Group, LLC.

525 Green Place

Woodmere, NY 11598

Attn: Etan Butler, Chairman

Tel: 917-319-3000

etan@dalmorefg.com

8.Confidentiality and Mutual Non-Disclosure:

a.Confidentiality.

i.Included Information. For purposes of this Agreement, the term “Confidential Information” means all confidential and proprietary information of a party, including but not limited to (i) financial information, (ii) business and marketing plans, (iii) the names of employees and owners, (iv) the names and other personally-identifiable information of users of the third-party provided online fundraising platform, (v) security codes, and (vi) all documentation provided by Client or Investor.

ii.Excluded Information. For purposes of this Agreement, the term “confidential and proprietary information” shall not include (i) information already known or independently developed by the recipient without the use of any confidential and proprietary information, or (ii) information known to the public through no wrongful act of the recipient.

iii.Confidentiality Obligations. During the Term and at all times thereafter, neither party shall disclose Confidential Information of the other party or use such Confidential Information for any purpose without the prior written consent of such other party. Without limiting the preceding sentence, each party shall use at least the same degree of care in safeguarding the other party’s Confidential Information as it uses to safeguard its own Confidential Information. Notwithstanding the foregoing, a party may disclose

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Confidential Information (i) if required to do by order of a court of competent jurisdiction, provided that such party shall notify the other party in writing promptly upon receipt of knowledge of such order so that such other party may attempt to prevent such disclosure or seek a protective order; or (ii) to any applicable governmental authority as required by applicable law. Nothing contained herein shall be construed to prohibit the SEC, FINRA, or other government official or entities from obtaining, reviewing, and auditing any information, records, or data. Issuer acknowledges that regulatory record-keeping requirements, as well as securities industry best practices, require Provider to maintain copies of practically all data, including communications and materials, regardless of any termination of this Agreement.

9.Miscellaneous.

a.ANY DISPUTE OR CONTROVERSY BETWEEN THE CLIENT AND PROVIDER RELATING TO OR ARISING OUT OF THIS AGREEMENT WILL BE SETTLED BY ARBITRATION BEFORE AND UNDER THE RULES OF THE ARBITRATION COMMITIEE OF FINRA.

b.This Agreement is non-exclusive and shall not be construed to prevent either party from engaging in any other business activities

c.This Agreement will be binding upon all successors, assigns or transferees of Client. No assignment of this Agreement by either party will be valid unless the other party consents to such an assignment in writing. Either party may freely assign this Agreement to any person or entity that acquires all or substantially all of its business or assets. Any assignment by the either party to any subsidiary that it may create or to a company affiliated with or controlled directly or indirectly by it will be deemed valid and enforceable in the absence of any consent from the other party.

d.Neither party will, without prior written approval of the other party, place or agree to place any advertisement in any website, newspaper, publication, periodical or any other media or communicate with the public in any manner whatsoever if such advertisement or communication in any manner makes reference to the other party, to any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control, with the other party and to the clearing arrangements and/or any of the Services embodied in this Agreement. Client and Dalmore will work together to authorize and approve co-branded notifications and client facing communication materials regarding the representations in this Agreement. Notwithstanding any provisions to the contrary within, Client agrees that Dalmore may make reference in marketing or other materials to any transactions completed during the term of this Agreement, provided no personal data or Confidential Information is disclosed in such materials.

e.THE CONSTRUCTION AND EFFECT OF EVERY PROVISION OF THIS AGREEMENT, THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT AND ANY QUESTIONS ARISING OUT OF THE AGREEMENT, WILL BE SUBJECT TO THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT

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OF LAW PRINCIPLES. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party

f.If any provision or condition of this Agreement will be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, the validity of the remaining provisions and conditions will not be affected and this Agreement will be carried out as if any such invalid or unenforceable provision or condition were not included in the Agreement.

g.This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement relating to the subject matter herein. The Agreement may not be modified or amended except by written agreement.

h.This Agreement may be executed in multiple counterparts and by facsimile or electronic means, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CLIENT: Armed Forces Brewing Company, Inc.

By ______________________________
Name: Alan Beal
Its: CEO

Dalmore Group, LLC:

By ______________________________
Name: Etan Butler
Its: Chairman

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Exhibit A

Services:

Dalmore Responsibilities – Dalmore agrees to:

i.Review investor information, including KYC (Know Your Customer) data, perform AML (Anti-Money Laundering) and other compliance background checks, and provide a recommendation to Client whether or not to accept investor as a customer of the Client;

ii.Review each investors subscription agreement to confirm such Investors participation in the offering, and provide a determination to Client whether or not to accept the use of the subscription agreement for the Investors participation;

iii.Contact and/or notify the issuer, if needed, to gather additional information or clarification on an investor;

iv.Not provide any investment advice nor any investment recommendations to any investor;

v.Keep investor details and data confidential and not disclose to any third-party except as required by regulators or in our performance under this Agreement (e.g. as needed for AML and background checks);

vi.Coordinate with third party providers to ensure adequate review and compliance.

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EXHIBIT B SAMPLE WARRANT

WARRANT

THIS WARRANT HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE. IT MAY NOT BE SOLD, TRANSFERRED OR PLEDGED OTHER THAN AS STATED HEREIN, IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL (WHICH MAY BE COUNSEL FOR THE COMPANY) REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE, TRANSFER OR PLEDGE IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THIS WARRANT AND RESTRICTING ITS TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS WARRANT TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

1.Number and Price of Shares Subject to Warrant. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the signatures of the parties to this Warrant below, subject to the terms and conditions set forth, Dalmore Group. LLC (the "Holder") or its assignees are entitled to subscribe for and purchase from Armed Forces Brewing Company, Inc., a Delaware Corporation (the "Company") its successors or assigns, at any time after the date hereof and on or before the close of business on the five year anniversary of the qualification date of the Company's Regulation A offering by the Securities and Exchange Commission (unless this Warrant is earlier terminated pursuant to Section 11), 22,500 shares (which number of shares is subject to adjustment as described below) of fully paid and non-assessable Class C Common Stock of the Company (the "Warrant Shares") upon surrender hereof at the principal office of the Company and, at the election of the Holder hereof, upon either (i) payment of the purchase price at said office in cash or by check, (ii) the cancellation of any present or future indebtedness from the Company to the holder hereof in a dollar amount equal to the purchase price of the Class C Common Stock for which the consideration is being given, or (iii) tender of a notice as provided in the net issue exercise provisions of Section 6(b) hereof subject to adjustment as hereinafter provided, the purchase price of one share of Class C Common Stock (or such securities as may be substituted for one share of Class C Common Stock pursuant to the provisions hereinafter set forth shall be $0.00. The purchase price of one share of Class C Common Stock (or such securities as may be substituted for one share of Class C Common Stock pursuant to the provisions hereinafter set forth) payable from time to time upon the exercise of this Warrant (whether such price be the price specified above or an adjusted price determined as hereinafter provided) is referred to herein as the "Warrant Price."

2.Adjustment of Warrant Price and Number of Shares. The number and kind of securities issuable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of certain events as follows:

(a)Adjustment for Dividends in Stock or Other Securities or Property. In case at any

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time or from time to time on or after the date hereof the holders of the Class C Common Stock of the Company (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received, or, on or after the record date fixed for the determination of eligible securityholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, the holder of this Warrant shall, upon the exercise hereof, be entitled to receive, in addition to the number of shares of Class C Common Stock receivable thereupon, and without payment of any additional consideration there for, the amount of such other or additional stock or other securities or property (other than cash) of the Company which such holder would hold on the date of such exercise had it been the holder of record of such Class C Common Stock on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by paragraphs (b) and (c) of this Section 2.

(b)Adjustment for Reclassification, Reorganization or Merger. In case of any reclassification or change of the outstanding securities of the Company or of any reorganization of the Company (or any other corporation the stock and securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case the holder of this Warrant, upon the exercise hereof at any time after the consummation of such reclassification, change, reorganization, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such holder would have been entitled upon such consummation if such holder had exercised this Warrant immediately prior thereto , all subject to further adjustment as provided in paragraphs (a) and (c); and in each such case, the terms of this Section 2 shall be applicable to the shares of stock or other securities properly receivable upon the exercise of this Warrant after such consummation.

(c)Stock Splits and Reverse Stock Splits. If at any time on or after the date hereof the Company shall subdivide its outstanding shares of Class C Common Stock into a greater number of shares, the Warrant Price in effect immediately prior to such subdivision shall thereby be proportionately reduced and the number of shares receivable upon exercise of the Warrant shall thereby be proportionately increased; and, conversely, if at any time on or after the date hereof the outstanding number of shares of Class C Common Stock shall be combined into a smaller number of shares, the Warrant Price in effect immediately prior to such combination shall thereby be proportionately increased and the number of shares receivable upon exercise of this Warrant shall thereby be proportionately decreased.

3. No Fractional Shares. No fractional shares of Class C Common Stock will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable , the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Class C Common Stock on the date of exercise, as determined in good faith by the Company's Board of Directors.

4.No Shareholder Rights. This Warrant shall not entitle its holder to any of the rights of a securityholder of the Company.

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5. Reservation of Stock. The Company covenants that during the period this Warrant is exercisable, the Company will reserve from its authorized and unissued Class C Common Stock a sufficient number of shares to provide for the issuance of Class C Common Stock upon the exercise of this Warrant. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing Stock certificates to execute and issue the necessary certificates for shares of Class C Common Stock upon the exercise of this Warrant.

6.Exercise of Warrant.

(a)Method of Exercise. This Warrant may be exercised by the Holder hereof, in whole or in part and from time to time, by the surrender of this Warrant at the principal office of the Company, accompanied by payment to the Company, by check, of an amount equal to the then applicable Warrant Price per share multiplied by the number of shares of Class C Common Stock then being purchased. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Class C Common Stock issuable upon such exercise shall be treated for all purposes as the Holder of such shares of record as of the close of business on such date. As promptly as practicable on or after such date and in any event within five (5) business days thereafter, the Company at its expense shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates (or in the case or uncertificated securities, written proof that the uncertificated securities have been transferred, in book entry form, to Holder) for the number of full shares of Class C Common Stock issuable upon such exercise, together with cash in lieu of any fraction of a share as provided above, and, unless this Warrant has been fully exercised or has expired, a new Warrant representing the portion of the shares of Class C Common Stock, if any, with respect to which this Warrant shall not have been exercised, shall also be issu ed to the holder hereof the shares of Class C Common Stock issuable upon exercise hereof shall, upon their issuance, be fully paid and nonassessable.

(b)Net Issue Exercise.

(i)In lieu of exercising this Warrant in the manner provided above in Section 6(a), holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election in which event the Company shall issue to holder a number of shares of the Company's Class C Common Stock computed using the following formula:

X = Y(A-B)

                                   A

Where

X = The number of shares of Class C Common Stock to be issued to holder.

Y = The number of shares of Class C Common Stock purchasable under this Warrant (at the date of such calculation).

A= The fair market value of one share of the Company's Class C Common Stock

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(at the date of such calculation).

B = The Warrant Price (as adjusted to the date of such calculation) .

(ii)For purposes of this Section 6(b), fair market value of the Company's Class C Common Stock shall mean the price per share which the Company could obtain from a willing buyer for the shares sold by the Company from authorized but unissued shares, as such price shall be determined in good faith by the Board of Directors of the Company.

(iii)In the event the holder elects to exercise the Warrant without use of the net issue right set forth in Section 6(b)(i), the Company shall have the option to not accept cash from the holder and in lieu thereof issue shares pursuant to the net issue formula set forth above.

7.Certificate of Adjustment. Whenever the Warrant Price or number or type of securities issuable upon exercise of this Warrant is adjusted, as herein provided, the Company shall promptly deliver to the record holder of this Warrant a certificate of an officer of the Company setting forth the nature of such adjustment and a brief statement of the facts requiring such adjustment.

8.Transfer of Warrant. This Warrant may not be transferred by the Holder without the written consent of the Company. Notwithstanding the foregoing, no such consent shall be necessary for a transfer of all or part of this Warrant by such Holder to a present or former shareholder , employee, independent contractor or partner of such Holder, if the transferee or transferees agree in writing to be subject to the terms hereof to the same extent as if they were the Holder hereunder.

9.Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft or destruction of any Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

10.Securities Law. As a condition to exercise of this Warrant, Holder shall be required to make such representations and warranties and execute such documents as reasonably requested by the Company in order for the Company to perfect an exemption from the registration and qualification requirements of applicable securities laws.

11. Termination. This Warrant (and the right to purchase securities upon exercise hereof) shall terminate upon the earliest of (a) the close of business on the five year anniversary of the qualification date of the Company's Regulation A offering or (b) the consummation of a sale, merger or the like of the Company or an initial public offering of the Company. Should a sale, merger or the like of the Company, or an initial public offering of the Company, be close to consummation, the Company shall give Holder adequate written notice in advance of said sale, merger or the like of the Company or an initial public offering of the Company so Holder may have adequate notice to exercise this Warrant.

12.Lock-Up Restriction. If this Warrant or any common or preferred stock, options, and other equity securities of the Company is (a) acquired by the Holder or a related person during 180 days prior to the required filing date of a public equity offering of the Company, or (b) acquired after

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the required filing date of the registration statement of a public equity offering of the Company and deemed to be underwriting compensation by FINRA, it shall not be sold during the public equity offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of the sale of the public offering, except as provided below.

13.Notwithstanding paragraph 12 above, the following shall not be prohibited, insofar as all securities so transferred remain subject to the lock-up restriction in paragraph 12 above for the remainder of the time period:

(a)the transfer of any security:

(i)by operation of law or by reason of reorganization of the Company;

(ii)to any registered member or affiliate of said registered member participating in the public equity offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restrictions above for the remainder of the time period. The Warrants received or to be received by Dalmore and related persons in connection with this Offering will comply with transfer restrictions pursuant to FINRA Rule 5110(g)(2)(A)(ii).

(iii)if the aggregate amount of securities of the Company held by the Holder and related persons do not exceed 1% of the securities being offered in the public equity offering;

(iv)that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating FINRA member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund;

(v)that is not an item of value under applicable FINRA rules;

(vi)that is eligible for the limited filing requirement and has not been deemed to be underwriting compensation under applicable FINRA rules;

(vii)that was previously but is no longer subject to the lock-up restriction under applicable FINRA rules  in connection with a prior public equity offering (or a lock up restriction in the predecessor rule), provided that if the prior restricted period has not been completed, the security will continue to be subject to such prior restriction until it is completed; or

(viii)that was acquired subsequent to the issuer's initial public offering in a transaction exempt from registration under Securities Act Rule 144A.

(b)the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction above for the remainder of the time period.

14.Miscellaneous. This Warrant shall be governed by the laws of the State of New York. The headings in this Warrant are for purposes of convenience and reference only and shall not be deemed to constitute a part hereof Neither this Warrant nor any term hereof may be changed, waived , discharged or terminated orally but only by an instrument in writing signed by the Company and the registered holder hereof all notices and other communications from the Company to the holder of this Warrant shall be mailed by first class registered or certified mail, postage prepaid, to the address furnished to the Company in writing by the last holder of this

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Warrant who shall have furnished an address to the Company in writing. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions. The language in this Warrant shall be construed as to its fair meaning , and not strictly for or against the Company or the holder. This Warrant sets forth the final, complete and exclusive statement of the terms and conditions between the parties pertaining to the subject matter of this Warrant and supersedes all prior and contemporaneous agreements or understandings with respect thereto.

ARMED FORCES BREWING COMPANY, INC.

By:

Title: _______________________________

Accepted:DALMORE GROUP, LLC

By:

Title:______________________________

Date:_____________________________

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NOTICE OF EXERCJSE

TO:COMPANY

The undersigned hereby elects to purchase Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(1)Payment shall take the form of: _

(2)Please issue a certificate or certificates representing said Warrant Shares (or in the case or uncertificated securities, written proof that the uncertificated securities have been transferred, in book entry form, to Holder) in the name of the undersigned or in such other name as is specified below:

_______________________________

SIGNATURE OF HOLDER

_______________________________

DATE

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ASSIGNMENT FORM

(To assign the foregoing warrant, execute this form and supply required information. Do not use this form to exercise the warrant.)

All of or ____________ shares of the foregoing Warrant and all rights evidenced thereby are hereby assigned to _____________________________ for value received, whose address is _____________________.

Dated: _____________________

Holder's Signature: _____________________

Holder's Address: _____________________

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